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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

HCFP Limited, Inc., a Maryland corporation

HCFP REIT Operating Partnership, L.P., a Delaware limited partnership

HCFP Sherman, LLC, a Maryland limited liability company

Constellation Severna Park Associates, L.P., a Maryland limited liability company

Constellation Crofton Associates, L.P., a Maryland limited partnership

Constellation Bel-Air, L.P., a Maryland limited partnership

HCFP Colonial Manor, LLC, a Delaware limited liability company